Sub-Item 77Q1(a)

                               AMENDMENT NO. 12 TO
           AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST OF
                          AIM VARIABLE INSURANCE FUNDS

            This Amendment No. 12 (the "Amendment") to the Amended and Restated Agreement and Declaration of Trust of AIM Variable Insurance Funds (the "Trust") amends, effective as of May 1, 2008, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the "Agreement").

            Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

            WHEREAS, the Shareholders of the Trust approved this amendment to eliminate the requirement that shareholders approve the termination of the Trust, a Fund or share class if there are 100 or more holders of record of the Trust, Fund or share class;

            NOW, THEREFORE, the Agreement is hereby amended as follows:

      1. The first paragraph of Section 6.1 of the Agreement is amended and restated to read as follows:

            "Section 6.1 Voting Powers. The Shareholders shall have power to vote only to: (i) elect Trustees, provided that a meeting of Shareholders has been called for that purpose; (ii) remove Trustees, provided that a meeting of Shareholders has been called for that purpose; (iii) approve the sale of all or substantially all the assets of the Trust or any Portfolio or Class, unless the primary purpose of such sale is to change the Trust's domicile or form of organization or form of statutory trust; (iv) approve the merger or consolidation of the Trust or any Portfolio or Class with and into another Company or with and into any Portfolio or Class of the Trust, unless (A) the primary purpose of such merger or consolidation is to change the Trust's domicile or form of organization or form of statutory trust, or (B) after giving effect to such merger or consolidation, based on the number of Outstanding Shares as of a date selected by the Trustees, the Shareholders of the Trust or such Portfolio or Class will have a majority of the outstanding shares of the surviving Company or Portfolio or Class thereof, as the case may be; (v) approve any amendment to this
            Article VI, Section 6.1; and (vi) approve such additional matters as may be required by law or as the Trustees, in their sole discretion, shall determine."

      2. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

      3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

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      IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the
Trust, has executed this Amendment as of May 1, 2008.

                                                  By:  /s/ John M. Zerr
                                                       -------------------------
                                                  Name:  John M. Zerr
                                                  Title: Senior Vice President

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